SPECIAL MEETINGS OF SHAREHOLDERS

Pax World Funds Series Trust I
Pax World International Fund

Item 77C: Submission of matters to a vote of security holders

(a)	A Special Meeting of Shareholders (the Meeting) of Pax World
International Fund (the Target Fund) was held at 10:00 a.m. EST on March 17, 2014 at 30 Penhallow Street, Portsmouth, NH 03801.
At the Meeting shareholders were asked to consider the following proposal:
(b)	N/A
(c)
1.	To approve the Agreement and Plan of Reorganization (the
Agreement) by and among Pax World Funds Series Trust I, on behalf of its Pax World International Fund series (the
Target Fund), certain other registered investment companies and Pax World Management LLC, pursuant to which the Target Fund will transfer that portion of its assets attributable to each class of its shares (in aggregate, all of its assets) to the Pax MSCI International ESG Index Fund (the Acquiring
Fund), in exchange for shares of a corresponding class of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund.

The number of votes cast for or against, as well as the number of abstentions is as follows:

FOR	2,535,103
AGAINST	56,441
ABSTAIN	87,997
PASSED	YES


(d)	Detailed proxy information incorporated by reference to the
Registrants registration statement on Form N-14 filed December
18, 2013.